EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives $11.5 Million Service and Maintenance
Renewal Order from the U.S. Government for ZBVs

ZBVs and ZBV Mil Trailers Deployed for Counterterrorism Missions

BILLERICA, Mass. – August 20, 2009 – American Science and Engineering, Inc. (AS&E®) (NASDAQ: ASEI), a leading worldwide supplier of innovative X-ray detection solutions, announced today the receipt of a $11.5 million service and maintenance renewal order from the U.S. government for Z Backscatter Vans™ (ZBV) and the ZBV Military Trailers™ (ZBV Mil Trailer) — a rugged version of the Company’s patented ZBV cargo and vehicle screening system. The ZBVs and ZBV Mil Trailers are deployed to support counterterrorist missions.

“As effective tools for rapid explosives detection, the ZBV and the ZBV Mil Trailer continue to support critical security initiatives in war zones,” said Robert Postle, AS&E’s Senior Vice President, Worldwide Marketing and Sales. “Receipt of this service and maintenance contract ensures that the U.S. government’s fleet of ZBVs and ZBV Mil Trailers will continue to operate at the highest levels of performance for their most critical counterterrorism missions. This latest order demonstrates DoD’s confidence in AS&E’s commitment to providing best-in-class technology, service, and support.”

AS&E’s Z Backscatter Van™ (ZBV)

The Most Maneuverable, Versatile Mobile X-ray Detection System on the Market

A breakthrough in X-ray detection technology, AS&E’s Z Backscatter Van is the number one selling non-intrusive mobile inspection system on the market. ZBV is a low-cost, highly mobile screening system built into a commercially available delivery van. The ZBV allows for immediate deployment in response to security threats and its high throughput capability facilitates rapid inspection. The system’s unique “drive-by” capability allows operators to conduct X-ray imaging while the ZBV drives past suspect vehicles and objects. For personnel safety in dangerous environments, a remote console is available for operating the system in stationary mode from a distance of up to 500 meters.

ZBV Military Trailer™

A ruggedized version of the Z Backscatter Van, the ZBV Mil Trailer is an X-ray screening system built onto a standard military trailer. Security officials can use the ZBV Mil Trailer for screening vehicles, containers, and other cargo for terrorist threats and contraband — simply by towing the trailer past the subjects, or by remaining stationary while vehicles drive past the trailer. The system employs AS&E’s patented Z Backscatter technology, which produces photo-like images of the contents of a container or vehicle, highlighting organic materials such as explosives and other high-risk materials.

AS&E’s Worldwide Service and Support

AS&E’s highly skilled Field Service Engineers (FSEs) provide support services worldwide. Available 7 days a week, 24 hours a day, AS&E’s service organization has multiple headquarter facilities located throughout the world.

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection systems. With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), HM Revenue & Customs (U.K.), Hong Kong Customs, and Abu Dhabi Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.